Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-269890) on Form S-4 of Mid Penn Bancorp, Inc. of our reports dated March 15, 2022, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Mid Penn Bancorp, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Mid Penn Bancorp, Inc. for the year ended December 31, 2021.
We also consent to the reference to our firm under the heading “Experts” in the Joint Proxy Statement/Prospectus.
/s/ RSM US LLP
Philadelphia, Pennsylvania
March 7, 2023